Exhibit 10.1

Execution Version

PLAN SUPPORT AGREEMENT

THIS PLAN SUPPORT AGREEMENT IS NOT AN OFFER OR A SOLICITATION WITH RESPECT TO ANY SECURITIES OF THE COMPANY OR A SOLICITATION OF VOTES WITH RESPECT TO A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. NOTHING HEREIN SHALL BE DEEMED TO BE THE SOLICITATION OF AN ACCEPTANCE OR REJECTION OF A CHAPTER 11 PLAN. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE.

This PLAN SUPPORT AGREEMENT (together with the Exhibits hereto, the “Agreement”) is made and entered into as of March 25, 2013, by and among:

(a)	Roust Trading Ltd. and its affiliates (“RTL”), as holders of approximately $102.6 million of the 3% convertible notes due March 15, 2013 (the “Existing 2013 Notes”) issued by Central European Distribution Corporation (“CEDC”), $50 million of secured debt (the “New Credit Facility”) established pursuant to that certain Binding Term Sheet dated December 28, 2012, and $20 million of unsecured notes due March 18, 2013 pursuant to that certain Amended and Restated Securities Purchase Agreement, dated July 9, 2012, by and between RTL and CEDC (the “RTL Notes”);

(b)	the undersigned holders (together with any holders that accede to this Agreement in accordance with Section 12, the “Consenting 2016 Noteholders”) of the outstanding 9.125% senior secured notes and 8.875% senior secured notes each due 2016 (collectively, the “Existing 2016 Notes”) issued by CEDC Finance Corporation International, Inc. (“CEDC FinCo”)[1]; and

(c)	CEDC and CEDC FinCo (collectively, the “Company”).

RTL and the Consenting 2016 Noteholders are referred to herein collectively as the “Plan Support Parties.”

“Parties” is defined collectively to include the Plan Support Parties and the Company.

As of the execution date of this Agreement, neither CEDC nor any of its direct or indirect subsidiaries has commenced a chapter 11 case. The Restructuring (as defined below) contemplated in this Agreement, which is supported by RTL and the Consenting 2016 Noteholders, shall be implemented through (i) a prepackaged or prenegotiated chapter 11 plan process involving the Company or (ii) an out-of-court restructuring upon such terms as the Parties may agree, in each case consistent with the Restructuring (as defined below) as set forth in the Term Sheet.

[1]	The respective holdings of the Consenting 2016 Noteholders are reflected on Exhibit C hereto.

RECITALS

WHEREAS, the Parties have engaged in good faith negotiations regarding a restructuring of the Company;

WHEREAS, on February 28, 2013, RTL and the steering committee (the “Steering Committee”) of certain beneficial owners holding an aggregate of approximately 30% in outstanding principal amount of the Existing 2016 Notes, entered into a joint summary term sheet, attached hereto as Exhibit “A” (the “Term Sheet”) relating to a proposed financial restructuring of the Company (the “Restructuring”) to be implemented through either (i) a plan of reorganization (the “Chapter 11 Plan”) to be filed by the Company in connection with commencing cases (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”); or (ii) an out-of-court restructuring on such terms as the Parties may agree;

WHEREAS, on March 1, 2013, RTL delivered the Term Sheet to the Company as a viable alternative to the restructuring transactions contemplated by the offering memorandum, consent solicitation and disclosure statement (the “Old Offering Memorandum”) publicly filed by the Company on February 25, 2013;

WHEREAS, on March 7, 2013, CEDC’s Board of Directors determined that the proposed Restructuring was in the best interests of the Company and should be pursued and, accordingly, on March 8, 2013, the Company publicly filed an offering memorandum, consent solicitation and disclosure statement that amended and restated the Old Offering Memorandum (as amended and restated, the “Offering Memorandum”) to implement the proposed Restructuring contemplated by the Term Sheet;

WHEREAS, pursuant to the Offering Memorandum, the Company is soliciting, among other things, (a) votes to accept the Chapter 11 Plan from the holders of Existing 2013 Notes and Existing 2016 Notes and (b) consents from the holders of Existing 2016 Notes (the “Consents”) to make certain Proposed Amendments (as defined in the Offering Memorandum) to the indenture governing the Existing 2016 Notes (as amended and supplemented from time to time, the “Existing 2016 Notes Indenture”);

WHEREAS, in connection with and as part of the negotiation and execution of this Agreement on March 25, 2013, the Parties agreed to certain additional terms relating to the Restructuring that may not have been reflected in the Offering Memorandum, as set forth in Exhibit B hereto;

WHEREAS, as a component of the Restructuring, RTL has agreed to provide a new cash equity investment into the Company of $172 million, subject to the terms and conditions precedent of an investment agreement entered into between RTL and the Company on March 8, 2013 (the “RTL Investment Agreement”);

WHEREAS, the Parties have agreed to support the Restructuring subject to and in accordance with the terms of this Agreement; and

WHEREAS, in expressing their support for the Restructuring, the Parties do not desire and do not intend in any way to derogate or diminish the solicitation requirements of applicable securities and bankruptcy law, or the fiduciary duties of the Company.

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties, intending to be legally bound, hereby agrees as follows:

Section 1.	Conditions to Effectiveness of this Agreement

This Agreement (including, for the avoidance of doubt, Exhibit B hereto), shall become effective and binding on each of the Parties upon satisfaction of each of the following conditions (the “PSA Effective Date”):

(a)	the execution and delivery of this Agreement to RTL by all holders of Existing 2016 Notes who are members of the Steering Committee;

(b)	the execution and delivery of this Agreement to the Steering Committee by RTL; and

(c)	the execution and delivery of this Agreement by the Company.

Section 2.	Timeline.

The Parties agree to use their commercially reasonable good faith efforts to implement the Restructuring through the Chapter 11 Plan consistent with the following milestones (the “Milestones”):

(a)	the Company shall obtain entry of an order, in form and substance reasonably satisfactory to the Parties, approving the disclosure statement related to the Chapter 11 Plan (the “Disclosure Statement”) no later than May 25, 2013;

(b)	the Company shall obtain entry of an order, in form and substance reasonably satisfactory to the Parties, confirming the Chapter 11 Plan (the “Confirmation Order”) no later than May 25, 2013; and

(c)	the Company shall cause the effective date of the Chapter 11 Plan (the “Effective Date”) to occur no later than August 25, 2013.

Section 3.	Commitment of the Plan Support Parties.

Subject to the terms and conditions of this Agreement and the Term Sheet, and without limiting any of RTL’s rights and obligations under the RTL Investment Agreement, and provided that all documents and agreements contemplated by or otherwise necessary and appropriate to give effect to the Restructuring, including the Disclosure Statement, the Chapter 11 Plan, the RTL Investment Agreement, and any amendments or modifications to any of the foregoing, are reasonably satisfactory to the Plan Support Parties, and are consistent with the Term Sheet and the Restructuring contemplated thereby, including the additional terms and conditions agreed to by the Parties on Exhibit B hereto, each of the Plan Support Parties agrees (severally and not jointly) that it shall and it shall cause each of its respective affiliates to:

(a)	take any and all necessary and appropriate actions in furtherance of the Restructuring and this Agreement;

(b)	not take, nor encourage any other person or entity to take, any action that directly or indirectly interferes with or delays the acceptance or implementation of the transactions contemplated under the Restructuring, including, without limitation, initiating or joining any legal proceeding or directly or indirectly negotiating or soliciting any other plan, sale, proposal or offer of dissolution, winding up, liquidation, reorganization, merger or restructuring of the Company or any of its subsidiaries that is inconsistent with or that would be reasonably likely to prevent, delay or impede the consummation of the Restructuring (an “Alternative Restructuring”); provided, however, that the Plan Support Parties shall be permitted to consult with and respond to any request by the Company under Section 5(e) hereof, and shall be permitted to provide the Company with their views, opinions, and positions in connection with any evaluation by the Company of an Alternative Restructuring; provided further, however, that prior to relaying any such views, opinions, or positions regarding an Alternative Restructuring to the Company, the Consenting 2016 Noteholders shall consult with RTL regarding such views, opinions and/or positions;

(c)	timely vote all of its claims (including, without limitation and as applicable, its Existing 2016 Notes, Existing 2013 Notes (but solely with respect to the debt claim represented thereby and not with respect to any underlying equity of the Company into which such notes are convertible), New Credit Facility and RTL Notes) (the “Covered Claims”), now or hereafter beneficially owned by such Plan Support Party or for which it now or hereafter serves as the nominee, investment manager or advisor for beneficial holders thereof to accept the Chapter 11 Plan in accordance with the applicable procedures set forth in the Disclosure Statement and any other solicitation materials, and timely return a duly-executed ballot in connection therewith (it being understood that such votes will be irrevocable, as opposed to tenders of Existing 2016 Notes and Existing 2013 Notes, which may be withdrawn as described in the Disclosure Statement);

(d)	not withdraw, amend, or revoke (or cause to be withdrawn, amended or revoked) its vote with respect to the Covered Claims with respect to the Chapter 11 Plan;

(e)	consistent with Section 26 of this Agreement, consent to the Releases (as defined below) and not make an election to opt-out of any such Releases;

(f)	subject to Section 32 of this Agreement, use its commercially reasonable efforts to support any reasonable amendment, waiver, supplement or other modification as may be necessary in the course of acceptance and implementation of the Restructuring that does not change the treatment of the Covered Claims of the Plan Support Parties or the material terms of the Chapter 11 Plan;

(g)	use its commercially reasonable efforts to facilitate the solicitation, confirmation and consummation of the Restructuring and use its commercially reasonable efforts to cooperate and coordinate its activities with the other Plan Support Parties in respect of the timely and successful completion of the Restructuring; and

(h)	permit the disclosure of this Agreement, and the aggregate amount of Covered Claims held by the Plan Support Parties; provided, however, that the Parties shall not disclose the names of or individual Covered Claims amounts held by the Consenting 2016 Noteholders.

Notwithstanding the foregoing and anything contained in this Agreement, each Plan Support Party shall not be:

(a)	obligated to deliver a Consent or vote to accept the Chapter 11 Plan, or prohibited from withdrawing such Consent or vote, in each case, upon the termination of this Agreement (provided that the Plan Support Party is not then in material breach of its obligations under this Agreement);

(b)	prohibited, limited or restricted from contesting (in a proceeding or otherwise) whether any matter, fact or thing, is a breach of, or inconsistent with, this Agreement;

(c)	prohibited, limited or restricted from appearing as a party-in-interest in any matter to be adjudicated in the Chapter 11 Cases or asserting or raising any objection permitted under this Agreement in connection with any hearing on confirmation of the Chapter 11 Plan so long as such appearance, objection and the positions advocated in connection therewith are not inconsistent with this Agreement and the Restructuring and are not for the purpose of hindering, delaying or preventing the consummation of the Restructuring; or

(d)	prohibited, limited or restricted from engaging in discussions with or among any or all of the Company, officers, representatives or advisors, any other Plan Support Party or its affiliates, or any of their respective officers, representatives or advisors, or any other party; provided, however, that such discussions shall not be inconsistent with the Restructuring.

Section 4.	Commitment of the Consenting 2016 Noteholders with respect to Amendment of the Existing 2016 Notes Indenture, Requests to the Trustee and Waivers of Events of Default.

Subject to the terms and conditions of this Agreement and the Term Sheet, and without limiting any of the Consenting 2016 Noteholder’s rights and obligations under any other applicable agreements, and provided that all documents and agreements contemplated by or otherwise necessary and appropriate to give effect to the Restructuring, including the Disclosure

Statement, the Chapter 11 Plan, the RTL Investment Agreement, and any amendments or modifications to any of the foregoing, are reasonably satisfactory to the Plan Support Parties, and consistent with the Term Sheet and the Restructuring contemplated thereby, each of the Consenting 2016 Noteholders (severally and not jointly) hereby:

(a)	approves and consents to the Proposed Amendments and agrees to timely deliver its Consent in accordance with the provisions of the Offering Memorandum;

(b)	agrees that, so long as this Agreement has not been terminated (unless the termination was caused by the breach of such holder), (a) such holder shall not request the Trustee to pursue any remedy under Section 6.2 of the Existing 2016 Notes Indenture, (b) such holder shall not seek to exercise any right or remedy under the Existing 2016 Notes Indenture or applicable law to enforce its Existing 2016 Notes against the Company or any of its affiliates, (c) if any holders of Existing 2016 Notes request the Trustee to pursue any remedy under Section 6.2 of the Existing 2016 Notes Indenture, such holder, together with each other Consenting 2016 Noteholder, shall request that the Trustee refrain from pursuing such remedy and (d) such holder, together with each other Consenting 2016 Noteholder, shall, upon the occurrence of an Event of Default under the Existing 2016 Notes Indenture, provide written notice to the Trustee waiving such Event of Default and its consequences under the Existing 2016 Notes Indenture and rescinding any applicable acceleration resulting from such Event of Default or the actions of other holders of Existing 2016 Notes;

(c)	assuming that the Chapter 11 Plan is not withdrawn, amended, or otherwise revised in a manner not reasonably acceptable to each of the Consenting 2016 Noteholders, agrees not to withdraw, amend, or revoke (or cause to be withdrawn, amended or revoked) its Consent with respect to the Covered Claims with respect to the Chapter 11 Plan.

Section 5.	Commitment of the Company.

Subject to the terms hereof, the Company shall and procure that CEDC Finance Corporation LLC shall:

(a)	promptly execute a supplemental indenture to the Existing 2016 Notes Indenture effecting the Initial Amendments and, promptly following commencement of the Chapter 11 Cases, seeking Bankruptcy Court approval and assumption of the RTL Investment Agreement;

(b)	comply with its obligations to RTL in the RTL Investment Agreement pursuant to the terms of that agreement and take any other necessary and appropriate actions in furtherance of the Restructuring, the Chapter 11 Plan and this Agreement;

(c)	use commercially reasonable efforts to meet all Milestones;

(d)	permit the disclosure of this Agreement, and the aggregate amount of Covered Claims held by the Plan Support Parties; provided, however, that the Parties shall not disclose the names of or individual claim amounts held by the Consenting 2016 Noteholders;

(e)	consult with and solicit the views of the Plan Support Parties regarding the Company’s evaluation of any Alternative Restructuring; and

(f)	promptly take all necessary action to convert any filing of the Company pursuant to Section 303 of the Bankruptcy Code to a voluntary filing;

provided, however, that for the avoidance of doubt, nothing in this Agreement shall in any way amend or modify the Company’s or RTL’s rights and duties under the RTL Investment Agreement.

Section 6.	Termination.

Upon the occurrence of any of the following events (each, a “Termination Event”) and (x) if on a prospective or retroactive basis, the occurrence of a Termination Event is not waived by RTL and at least a majority in principal amount of the Consenting 2016 Noteholders or (y) if such Termination Event is susceptible to cure and is not cured, in each case, within five business days after written notice of a Termination Event is delivered by any Plan Support Party to all other Plan Support Parties, then this Agreement may be terminated by either RTL or a majority in principal amount of the Consenting 2016 Noteholders:

(a)	the failure to meet any applicable Milestone;

(b)	the occurrence of a material breach of this Agreement by any Party;

(c)	the occurrence of any event, circumstance, development, state of facts, occurrence, change or effect that constitutes a Material Adverse Change as defined in the RTL Investment Agreement; provided, however, that in no event shall any effect directly resulting from the public announcement of and compliance with the terms and conditions of this Agreement or the transactions contemplated hereby constitute a Termination Event;

(d)	the conversion of one or more of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code;

(e)	the dismissal of one or more of the Chapter 11 Cases;

(f)	the appointment of a trustee, receiver or examiner with expanded powers in one or more of the Chapter 11 Cases;

(g)

if a court grants any request by any person to, or if the Company takes any action to, amend or modify in any material respect the Restructuring contemplated in the Term Sheet, the Disclosure Statement, the Chapter 11 Plan or any documents related thereto, including motions, plan supplement documents, notices, exhibits, appendices and orders, in a manner that is not satisfactory to RTL and at least a majority in principal amount of the Consenting 2016 Noteholders, in each case, in its respective sole discretion;

(h)	the Company files, publicly announces its intention to support or otherwise supports any Alternative Restructuring or files any motion or application in the Chapter 11 Cases inconsistent with the Restructuring or seeking authority to sell any material assets, without the prior written consent of RTL and at least a majority in principal amount of the Consenting 2016 Noteholders;

(i)	the Company takes any action inconsistent with the Restructuring, other than as may be permitted under the RTL Investment Agreement;

(j)	the issuance by any governmental authority, including the Bankruptcy Court or any other regulatory authority or court of competent jurisdiction, of any ruling or order enjoining the consummation of a material portion of the Restructuring;

(k)	the Company discloses any material information concerning the Company that was not disclosed to the Plan Support Parties prior to the effectiveness of this Agreement, the existence of which has a material adverse effect on the Plan Support Parties or the Company’s ability to consummate the Restructuring;

(l)	the Company refuses to provide information reasonably requested by any of the Plan Support Parties necessary for purposes of effectuating the Restructuring, including, but not limited to, financial information concerning the Company;

(m)	the final forms of the Disclosure Statement, the Chapter 11 Plan or any of the final plan documents, including any corporate governance documents, for the reorganized Company are not consistent with the Restructuring or in form and substance reasonably satisfactory to the Plan Support Parties;

(n)	the Bankruptcy Court does not issue an order permitting the Company, or the Company is not otherwise permitted under applicable law and the terms of the Existing 2016 Notes Indenture, to make the Final Amendments to the Existing 2016 Notes Indenture; and

(o)	termination of the RTL Investment Agreement in accordance with its terms;

provided, however, for the avoidance of doubt, notwithstanding any other provision of this Agreement, any Consenting 2016 Noteholder may, in its sole discretion, terminate its participation by giving written Notice to the Company and RTL pursuant to Section 30 of this Agreement, upon the occurrence of a Termination Event that gets waived, amended or affirmed by a majority in principal amount of the Consenting 2016 Noteholders. Upon any such termination by a Consenting 2016 Noteholder, such Consenting 2016 Noteholder shall be deemed released from any obligations under this Agreement as if the Agreement had been terminated in its entirety in accordance with its terms. Notwithstanding anything in Section 32 of this Agreement, this Section 6 may not be modified, amended or supplemented pursuant to the terms thereof.

Section 7.	Company Termination Events.

Notwithstanding any other provisions of this Agreement, upon written notice from the Company to the Plan Support Parties of the occurrence of any of the following events (each, a “Company Termination Event”), and if (i) on a prospective or retroactive basis, the occurrence of a Company Termination Event is not waived by the Company or (ii) if such Company Termination Event is susceptible to cure, is not cured within five business days of receipt of such written notice, then this Agreement may be terminated: (a) upon breach by any Plan Support Party of any of the representations, warranties or covenants of such Plan Support Party set forth in this Agreement that would prevent the consummation of the Restructuring; (b) if the Company’s board of directors determines based upon the advice of the Company’s counsel, that proceeding with the Restructuring, the Chapter 11 Plan or the solicitation of the Chapter 11 Plan would be inconsistent with such board’s fiduciary duties under applicable law; (c) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling or order enjoining the consummation of a material portion of the Restructuring; or (d) in order to concurrently enter into an Alternative Transaction Agreement with respect to a Superior Proposal as defined in, permitted by and in accordance with the RTL Investment Agreement. In the event of a termination of this Agreement in accordance with Clause (ii)(d) above, the Parties agree that, solely with respect to this Agreement, the full extent of the Company’s liability under this Agreement, if any, shall be limited to the Break-Up Fee, if owed, as defined in and pursuant to the RTL Investment Agreement, plus any fees and expenses owed to the Steering Committee and their respective advisors as provided in Section 21 hereof; provided, however, that nothing herein shall alter or limit any of RTL’s rights under the RTL Investment Agreement.

Section 8.	Mutual Termination.

This Agreement, and the obligations of all Parties hereunder may be terminated by mutual agreement among RTL, a majority in principal amount of the Consenting 2016 Noteholders and, the Company.

Section 9.	Effect of Termination.

The date on which this Agreement is terminated in accordance with Sections 6, 7 or 8 of this Agreement shall be referred to as the “Termination Date”. Upon the earlier to occur of the Termination Date or the Effective Date, termination of this Agreement shall be effective immediately and all obligations hereunder (other than the Company’s obligations under Section 34 hereof, if applicable) shall terminate, each Party hereto shall be released from its commitments, undertakings and agreements, and this Agreement shall be of no further force and effect; provided, however, that (i) any claim for breach of this Agreement that occurs prior to the Termination Date and (ii) the rights and obligations of the Parties under Section 21, if applicable, with respect to the payment of fees and expenses shall survive such termination and all rights and remedies with respect to such claims shall not be prejudiced in any way. Upon any termination of this Agreement prior to entry of an order confirming the Chapter 11 Plan, each of the Plan

Support Parties shall have the immediate right, without further order of the Bankruptcy Court, and without the consent of the Company, to withdraw or change any vote previously tendered by such Party, irrespective of whether or not any voting deadline or similar deadline or bar has passed.

Section 10.	Cooperation and Support.

The Company shall provide counsel for RTL and the Steering Committee a reasonable opportunity to review draft copies of any amendment, modification or supplement to the Restructuring proposal, and provide all “first day” motions or applications and other documents the Company intends to file with the Bankruptcy Court to counsel for RTL and the Steering Committee as promptly as practicable prior to the date when the Company intends to file such document and shall consult in good faith with such counsel regarding the form and substance of any such proposed filing with the Bankruptcy Court. The Company will use commercially reasonable efforts to provide draft copies of all other material pleadings the Company intends to file with the Bankruptcy Court to counsel to RTL and the Steering Committee within a reasonable time prior to filing such pleading to the extent practicable and shall consult in good faith with such counsel regarding the form and substance of any such proposed pleading.

Section 11.	Transfers of Claims.

During the period beginning on the PSA Effective Date and ending on the date all obligations hereunder of the Plan Support Parties terminate, each Plan Support Party agrees not to (and agrees to use commercially reasonable efforts to cause any applicable affiliate, and direct any applicable custodian or prime broker, not to) (a) sell, transfer, assign, hypothecate, pledge, grant a participation interest in or otherwise dispose of, directly or indirectly, its right, title or interest in respect of any of such Plan Support Party’s Covered Claims against the Company as applicable, in whole or in part, or (b) grant any proxies, deposit any of such Plan Support Party’s Covered Claims against the Company, as applicable, into a voting trust, or enter into a voting agreement with respect to any such Covered Claims (the actions described in clauses (a) and (b) are collectively referred to herein as a “Transfer”), unless: (x) such Transfer is to another Plan Support Party or any other person or entity that first agrees in writing to be bound by the terms of this Agreement by executing Exhibit D to this Agreement, and (y) such executed Exhibit D is delivered to the other Plan Support Parties and the Company by no later than two (2) business days before such Transfer is consummated and settled (each, a “Permitted Transferee”). With respect to Covered Claims against the Company held by a Permitted Transferee upon consummation of a Transfer, such Permitted Transferee (x) shall make and shall be deemed to make all of the representations and warranties of a Plan Support Party under this Agreement and (y) shall agree and shall be deemed to agree to be bound by all of terms applicable to a Plan Support Party under this Agreement. Upon compliance with the foregoing, the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent such rights and obligations are assumed by a Permitted Transferee. By executing this Agreement, each of the Plan Support Parties agree that any Transfer made in violation of this Section 11 shall be deemed null and void ab initio and of no force or effect without further action by any Party or the intended transferee, regardless of any prior notice provided to the Company or the other Plan Support Parties, and shall not create any obligation or liability of the Company to the intended transferee. Each Plan Support Party agrees not to create any subsidiary, affiliate or other vehicle or device for the purpose of acquiring claims of the Company without first causing such subsidiary, affiliate, vehicle or device to be bound by and subject to this Agreement. The transfer restrictions set forth herein shall be in addition to any transfer restrictions set forth in the Existing 2016 Notes, Existing 2013 Notes, New Credit Facility and/or the RTL Notes.

Notwithstanding the foregoing or any other provision in this Agreement to the contrary, as long as this Agreement is in effect pursuant to its terms, each Plan Support Party shall be permitted to Transfer, without restriction, (a) up to 50% of the aggregate amount of its Covered Claims beginning on the earlier of (i) the 60th day after the day the Chapter 11 Cases are filed in the Bankruptcy Court or (ii) June 25, 2013, and (b) up to 100% of the aggregate amount of its Covered Claims beginning on the earlier of (i) the 90th day after the day the Chapter 11 Cases are filed in the Bankruptcy Court or (ii) July 25, 2013. For the avoidance of doubt, this Section 11 cannot be amended or modified pursuant to Section 32 hereof or otherwise.

Section 12.	Accession

After the date hereof, additional holders of Existing 2016 Notes may become Plan Support Parties by agreeing in writing to be bound by the terms of this Agreement by executing a counterpart signature page to this Agreement and delivering such signature page in accordance with Section 30.

Section 13.	Business Continuance.

Except as contemplated by this Agreement or with the prior written consent of the Plan Support Parties and subject to applicable bankruptcy law, the Company covenants and agrees that, between the PSA Effective Date and the Effective Date, the Company shall continue to operate its businesses in accordance with its business judgment, and shall confer with the Plan Support Parties and their representatives, as reasonably requested, to report on operational matters and the general status of ongoing operations. Notwithstanding the generality of the foregoing, the Company and all of its direct and indirect subsidiaries shall, between the date hereof and the Effective Date, except as expressly contemplated by this Agreement or with the prior written consent of the Plan Support Parties and, subject to applicable bankruptcy law, use all commercially reasonable efforts consistent with the Restructuring to (a) continue to operate its businesses in material compliance with all applicable laws, rules and regulations, (b) preserve the relationships with the current customers, distributors, suppliers, vendors and others having business dealings with the Company, (c) maintain its physical assets, properties and facilities in their current working order, condition and repair as of the date hereof, ordinary wear and tear excepted, (d) not take any action, or omit to take any action, the intent of which is to cause the termination of its current officers, (e) perform all obligations required to be performed by the Company under any assumed executory contracts, (f) maintain its books and records on a basis consistent with prior practice, (g) bill for products sold or services rendered and pay accounts payable in a manner consistent with past practice, (h) maintain all insurance policies required, or suitable replacements therefor, in full force and effect through the close of business on the Effective Date, (i) not encumber nor enter into any material new leases, licenses or other use or occupancy agreements for real property or any part thereof, (j) timely pay any and all required material fees and taxes with respect to patents (if any), patent applications (if any), any trademark applications and any registered trademarks, and (k) not enter into any agreement with any labor union or labor organization, including but not limited to any collective bargaining agreement, except as required by applicable law.

Section 14.	Access.

The Company will afford the advisors to RTL and the Steering Committee access, upon reasonable notice during normal business hours, and at other reasonable times, to all properties, books, contracts, commitments, records, management personnel, lenders and advisors of the Company.

Section 15.	Acknowledgment.

This Agreement is not and shall not be deemed to be a solicitation for consents to the Chapter 11 Plan. The acceptance of the Chapter 11 Plan by each of the Plan Support Parties will not be solicited until such parties have received the Disclosure Statement and related ballots in accordance with applicable non-bankruptcy law (as provided under sections 1125(g) and 1126(b) of the Bankruptcy Code), and will be subject to proper solicitation pursuant to sections 1125, 1126 and 1127 of the Bankruptcy Code.

Section 16.	Fiduciary Duties.

Notwithstanding anything to the contrary herein, nothing in this Agreement shall require the Company or any directors or officers of the Company (in such person’s capacity as a director or officer of the Company) to take any action, or to refrain from taking any action permitted in accordance with Section 8.3 of the RTL Investment Agreement or any other fiduciary duties under applicable law.

Section 17.	Representations and Warranties.

(a)	Each of the Plan Support Parties hereby represents and warrants on a several and not joint basis for itself and not any other person or entity that the following statements are true, correct and complete as of the date hereof:

(1)	it has the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement;

(2)	the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate or other organizational action on its part;

(3)	the execution, delivery and performance by it of this Agreement does not and shall not (i) violate any provision of law, rule or regulation applicable to it or any of its affiliates, or its certificate of incorporation or bylaws or other organizational documents or those of any of its affiliates, or (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its affiliates is a party;

(4)	the execution, delivery, and performance by it of this Agreement does not and shall not require any registration or filing with, the consent or approval of, notice to, or any other action with any federal, state or other governmental authority or regulatory body;

(5)	subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code, this Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally, or by equitable principles relating to enforceability; and

(6)	it is (i) the sole beneficial owner and/or the nominee, investment manager or advisor for the beneficial holder of its Covered Claims set forth on Exhibit C and in the amounts set forth therein and (ii) exclusively entitled (for its own accounts or for the accounts of such other beneficial owners) to all of the rights and economic benefits of such Covered Claims.

(b)	CEDC, and CEDC FinCo each hereby represent and warrant on a several and not joint basis for itself and not any other person or entity that the following statements are true, correct and complete as of the date hereof:

(1)	it has the requisite corporate power and authority to enter into this Agreement (if the Restructuring is implemented as a Chapter 11 Plan upon entry of an order of a Bankruptcy Court) and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement;

(2)	the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate or other organizational action on its part;

(3)

the execution, delivery and, subject to Bankruptcy Court approval (if the Restructuring is implemented as a Chapter 11 Plan), performance of this Agreement and the consummation of the transactions contemplated hereby did not and will not (a) result in any violation of its certificate of incorporation or bylaws (or equivalent governing documents) or those of the Company’s Subsidiaries (as defined in the RTL Investment Agreement), (b) (other than any proceedings in a Bankruptcy Court) conflict with, result in the breach or violation of, or constitute a breach or violation of any of the terms and provisions of, give rise to a right of termination, cancellation or acceleration of, or loss of any material benefits under, or constitute a default under (with or without notice or lapse of time or both), any contract, agreement, license, letter of intent, understanding, indenture, mortgage, deed of trust, loan agreement, note, guarantee, joint venture, lease (including without limitation any sale or leaseback arrangement), franchise, permit or other instrument or bond, debenture, note or other evidence of Indebtedness (and any amendments to the foregoing), to which it or any of the Company’s Subsidiaries is a party or by or to which it or its properties or assets are or, to the Knowledge of the Issuer, may be bound or subject (each, a “Contract”) which breach, violation or default has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on or change in the (i) condition (financial or otherwise), (ii) business, (iii) assets, (iv) liabilities or (v) results of operations of, in each case, the Company and its Subsidiaries, taken as a whole (a “Material Adverse Effect”) or (c) result in the violation of any law (statutory or common), statute, Order, ruling, rule or regulation, code, ordinance, writ, assessment, award, injunction, judgment or decree enacted, adopted, issued or promulgated by any government or governmental court, agency or body, domestic or foreign, having jurisdiction over it or any of the Company’s Subsidiaries, or over any of their respective properties or Contracts or by or to which they or such of its properties or Contracts are, or to the knowledge of it, may be bound or subject, which violation has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(4)	the execution, delivery, and performance by it of this Agreement does not and shall not require any registration or filing with, the consent or approval of, notice to, or any other action with any federal, state or other governmental authority or regulatory body, other than competition authority or similar approval in Poland, Russia and Ukraine; and

(5)	subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code, this Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally, or by equitable principles relating to enforceability.

Section 18.	Survival of Agreement.

Each of the Parties (a) acknowledges and agrees that this Agreement is being executed in connection with negotiations concerning a possible financial restructuring of the Company and in contemplation of possible chapter 11 filings by the Company, and the rights granted in this Agreement are enforceable by each signatory hereto without approval of the Bankruptcy Court, and (b) to the extent enforceable, waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required; provided, however, that nothing in this paragraph shall prejudice any Party’s right to argue that termination was not proper under the terms of this Agreement.

Section 19.	Waiver.

This Agreement is part of a proposed settlement of a dispute among the Parties. If the transactions contemplated herein are not consummated following the occurrence of the Termination Date, nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights and the Parties expressly reserve any and all of their respective rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

Section 20.	Relationship Among Parties.

Notwithstanding anything herein to the contrary, the duties and obligations of the Plan Support Parties under this Agreement shall be several, not joint. No Plan Support Party shall have any responsibility for any trading by any other entity by virtue of this Agreement. No prior history, pattern or practice of sharing confidences among or between Plan Support Parties shall in any way affect or negate this understanding and agreement. The Plan Support Parties have no agreement, arrangement or understanding with respect to acting together for the purpose of acquiring, holding, voting or disposing of any equity securities of the Company and do not constitute a “group” within the meaning of Rule 13d-5 under the Exchange Act.

Section 21.	Payment of Fees.

The Chapter 11 Plan shall provide that all reasonable fees and expenses incurred by the Steering Committee and its respective advisors in connection with the negotiation, evaluation, formulation and consummation of the Chapter 11 Plan and any predecessor restructuring proposals, the Old Offering Memorandum, the Offering Memorandum, the Disclosure Statement, the Plan Supplement (as defined in the Chapter 11 Plan), and any exhibits, schedules, and supplements thereto, including, those reasonable fees and expenses due for each of Cadwalader, Wickersham & Taft LLP, and Moelis & Company, and including the reasonable fees and expenses of any local counsel retained in Delaware, Russia, Poland or elsewhere as necessary, are to be paid by the Company without the need for the filing of any applications with any bankruptcy court. The Company’s obligations to pay fees and expenses incurred by RTL and its advisors shall remain subject to the terms and conditions of the RTL Investment Agreement.

Section 22.	Specific Performance.

It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach, including, without limitation, an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder. Notwithstanding the foregoing, nothing in this Section 22 or otherwise in this Agreement shall alter or affect the rights and obligations of RTL or the Company set forth in the RTL Investment Agreement.

Section 23.	Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the Parties irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter arising under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the United States District Court for the Southern District of New York, and by execution and delivery of this Agreement, each of the Parties irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to New York jurisdiction, if the Chapter 11 Cases are commenced, each Party agrees that the Bankruptcy Court shall have exclusive jurisdiction over all matters arising out of or in connection with this Agreement.

Section 24.	Waiver of Right to Trial by Jury.

Each of the Parties waives any right to have a jury participate in resolving any dispute, whether sounding in contract, tort or otherwise, between any of them arising out of, connected with, relating to or incidental to the relationship established between any of them in connection with this Agreement. Instead, any disputes resolved in court shall be resolved in a bench trial without a jury.

Section 25.	Personal Jurisdiction.

By execution and delivery of this Agreement, and for purposes of any action, suit or proceeding or other contested matter arising out of or relating to this Agreement, or for recognition or enforcement of any judgment rendered or order entered in any such action, suit, proceeding or other contested matter, each of the Parties irrevocably and unconditionally submits to the personal jurisdiction of (a) United States District Court for the Southern District of New York or (b) the Bankruptcy Court, if such Bankruptcy Court has jurisdiction.

Section 26.	Releases.

In the event a Chapter 11 Plan is pursued, the Parties agree that the Restructuring will, to the fullest extent permitted by applicable law, which in the case of any third-party releases shall be subject to customary carve-outs, include a full release of the Plan Support Parties and their respective subsidiaries, affiliates, members, officers, directors, agents, financial advisors, accountants, investment bankers, consultants, attorneys, employees, partners, affiliates and representatives (the “Releases”).

Section 27.	Tax Matters.

The Company will not take any steps to change the Company’s current entity classification for income tax purposes by changing its legal form or otherwise except as contemplated by the Restructuring or otherwise agreed to in writing by the Plan Support Parties.

Section 28.	Successors and Assigns.

Except as otherwise provided in this Agreement, this Agreement is intended to bind and inure to the benefit of each of the Parties and each of their respective successors, assigns, heirs, executors, administrators and representatives.

Section 29.	No Third-Party Beneficiaries.

Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third-party beneficiary of this Agreement.

Section 30.	Notices.

All notices (including, without limitation, any notice of termination) and other communications from any Party hereunder shall be in writing and shall be deemed to have been duly given if personally delivered by courier service, messenger or facsimile to the other Parties at the applicable addresses below, or such other addresses as may be furnished hereafter by notice in writing:

(a)	If to the Consenting 2016 Noteholders:

Cadwalader, Wickersham & Taft LLP

One World Financial Center

New York, NY 10281

Attention: Gregory M. Petrick, Esq.

Email: gregory.petrick@cwt.com

With a copy to:

Cadwalader, Wickersham & Taft LLP

Dashwood House

69 Old Broad Street

London, UK EC2M 1QS

Attention: Richard Nevins, Esq

Email: richard.nevins@cwt.com

(b)	If to RTL:

Roust Trading Ltd.

25 Belmont Hills Drive

Warwick WK 06, Bermuda

Attention: Roustam Tariko

With a copy to:

White & Case LLP

Southeast Financial Center

200 South Biscayne Boulevard, Suite 4900

Miami, FL 33131

Attention: Thomas E Lauria, Esq.

                 Richard S. Kebrdle, Esq.

White & Case LLP

1155 Avenue of the Americas

New York, NY 10036

Attention: Gregory Pryor, Esq.

(c)	If to the Company:

Central European Distribution Corporation

Bobrowiecka 6

00-728 Warsaw

Poland

Attention: Grant Winterton

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP & Affiliates

4 Times Square

New York, NY 10036

Attention: Jay M. Goffman, Esq.

Section 31.	Entire Agreement.

This Agreement, including the exhibits, schedules and annexes hereto constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all other prior negotiations, agreements and understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement.

Section 32.	Amendments.

Except as otherwise provided herein, this Agreement may not be modified, amended or supplemented without the prior written consent of RTL, a majority in principal amount of the Consenting 2016 Noteholders, and the Company; provided, however, that upon any modification, amendment or supplement of this Agreement that has been approved by a majority in principal amount of Consenting 2016 Noteholders, any Noteholder may elect to terminate its participation in this Agreement by delivering notice thereof in writing to all Plan Support Parties hereunder.

Section 33.	Counterparts.

This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

Section 34.	Public Disclosure.

At all times prior to the Effective Date or the earlier termination of this Agreement in accordance with its terms, the Company, RTL and the Steering Committee shall consult with each other prior to issuing any press releases and/or filing any Current Reports on Form 8-K or other such SEC filings with respect to the transactions contemplated hereby or the Chapter 11 Plan, and shall provide each other with an opportunity to review and comment on any such press release or SEC filings a reasonable amount of time before it is made and shall consider in good faith any comments made by such reviewing party; provided, that nothing in this Section 34 shall prevent any party hereto from making any public announcement in connection with the termination of this Agreement by such party without such prior notice.

Section 35.	Headings.

The section headings of this Agreement are for convenience of reference only and shall not, for any purpose, be deemed a part of this Agreement.

Section 36.	Interpretation.

This Agreement is the product of negotiations among the Parties, and the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement or any portion hereof, shall not be effective in regard to the interpretation hereof.

Section 37.	Other.

The Parties acknowledge that each of Ashmore Investment Management Limited, Northern Trust Company, London Branch, Northern Trust (Guernsey) Limited and Northern Trust Global Services Limited, Luxembourg Branch are executing this Agreement in their capacity: (i) as agent for, in the case of Ashmore Investment Management Limited, Stichting Blue Sky Active Fixed Income Emerging Markets Debt Fund, Pacific Select Fund Emerging Markets Debt Portfolio, Pacific Life Funds PL Emerging Markets Debt Fund, SEI Institutional International Trust Emerging Markets Debt Fund, SEI Institutional Investments Trust Emerging Markets Debt Fund, SEI Global Master Fund Plc in respect of SEI Emerging Markets Debt Fund and Global High Yield, a sub fund of the Mediolanum Best Brands, and not in any personal capacity; (ii) as custodian for, in the case of Northern Trust (Guernsey) Limited, each of Ashmore Emerging Markets Corporate High Yield Fund Limited, Ashmore Emerging Markets Debt and Currency Fund Limited, Ashmore Emerging Markets Corporate High Yield Plus Fund Limited, Ashmore Emerging Markets Tri Asset Fund Limited and Asset Holder PCC Limited re Ashmore Emerging Markets Liquid Investment Portfolio, and not in any personal capacity; (iii)

as custodian for, in the case of Northern Trust Company, London Branch, Ashmore Emerging Markets Debt Fund and Stichting Pensioenfonds Van de Metalektro (PME), and not in any personal capacity; and (iv) as custodian for, in the case of Northern Trust Global Services Limited, Luxembourg Branch, Ashmore SICAV re Ashmore SICAV Emerging Markets Corporate Debt Fund, Ashmore SICAV re Ashmore SICAV Emerging Markets Debt Fund, Ashmore SICAV re Ashmore SICAV Emerging Markets Total Return Fund and Ashmore SICAV re Ashmore SICAV Emerging Markets Total Return Fund II, and not in any personal capacity, and none of Ashmore Investment Management Limited, Northern Trust (Guernsey) Limited, Northern Trust Global Services Limited, Luxembourg Branch nor Northern Trust Company, London Branch makes any representations, warranties or undertakings of any kind in any personal capacity to any party pursuant to this Agreement and each party hereby agrees that it shall have no right of recourse to Ashmore Investment Management Limited, Northern Trust (Guernsey) Limited, Northern Trust Global Services Limited, Luxembourg Branch or Northern Trust Company, London Branch in any way whatsoever.

[REST OF PAGE INTENTIONALLY LEFT BLANK]

ROUST TRADING LTD.

By:	/s/ Wendell Malcom Hollis
Name:	Wendell Malcom Hollis
Title:	Director

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

By:	/s/ Grant Winterton
Name:	Grant Winterton
Title:	Chief Executive Officer

CEDC FINANCE CORPORATION INTERNATIONAL, INC.

By:	/s/ Grant Winterton
Name:	Grant Winterton
Title:	Chief Executive Officer

EXHIBIT A TO THE PLAN SUPPORT AGREEMENT

Joint Summary Term Sheet

EXHIBIT B TO THE PLAN SUPPORT AGREEMENT

Additional Terms of the Restructuring 1

Any reference to the Restructuring, as such term is defined in the Plan Support Agreement, dated March 25, 2013, to which this Exhibit B relates, shall include the following treatment and terms, in addition to those set forth in the Term Sheet and the Offering Memorandum (as both are defined in the Plan Support Agreement):

1.	The covenants in the Indenture for the New Secured Notes shall provide that immediately (or as soon as is reasonably possible) after the issuance of the New Secured Notes, the Parent, the Issuer and all Restricted Subsidiaries shall use all commercially available means to ensure that the New Secured Notes are secured by pledges over all or substantially all of the material intellectual property relating to CEDC’s brands (whether used now or in the future), provided that CEDC shall not be required to grant a security interest in respect of those assets (i) to the extent that such a grant would result in a violation of applicable law or director’s duties or breach of contract in existence on the date here which breach cannot be avoided without unreasonable efforts or (ii) as to which the costs of granting such a security interest are excessive in relation to the value of the security to be afforded thereby as reasonable determined by CEDC and the Steering Committee (or its counsel) provided that if at any point in the future the circumstances set out in proviso (i) above no longer prevent CEDC from granting such security interest CEDC will at that time grant such security. For the avoidance of doubt, subject to the proviso in the forgoing sentence, such security shall include (but not be limited to) direct pledges over CEDC’s rights in the following brands:

Bols Vodka;

Zubrowka Vodka / Zubrowka Biala Vodka;

Palace Vodka;

Absolwent Vodka;

Green Mark Vodka (Zelonaya Marka);

Parliament Vodka;

Soplica Vodka;

Royal Vodka;

Zhuravli Vodka;

Zytniowka Vodka;

[1]	All capitalized, undefined terms herein have the meanings ascribed to them in the Offering Memorandum or the Chapter 11 Plan attached thereto.

Zlota Gorzka Vodka;

Jezowka Vodka;

Lider Vodka;

Señorita Vodka;

Niagara Vodka; and

Talka Vodka.

Notwithstanding any transfer of any intellectual property within the CEDC corporate structure, all such intellectual property shall at all times be subject to liens for the benefit of the New Secured Notes.

2.	The Events of Default and Remedies in the Indenture for the New Secured Notes shall provide that each of the following shall constitute an Event of Default:

(a) the failure by the Parent or any of its Restricted Subsidiaries (as defined in the Indenture for the New Secured Notes) to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $10.0 million (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not paid, discharged or stayed for a period of 60 days; and

(b) a default (after giving effect to any applicable grace period) under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Parent or any of its Restricted Subsidiaries (or payment of which is guaranteed by the Parent or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default (x) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default or (y) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other Indebtedness or the maturity of which has been so accelerated, aggregates $10.0 million or more.

EXHIBIT C TO THE PLAN SUPPORT AGREEMENT

Covered Claims of Plan Support Parties

RTL

Existing 2013 Notes	$102,554,000
RTL Credit Facility	$50,000,000
RTL Notes	$20,000,000

Consenting 2016 Noteholders

Consenting 2016 Noteholders’ holdings of Existing 2016 Notes are in the custody of Cadwalader, Wickersham & Taft LLP as counsel to the Consenting 2016 Noteholders.

EXHIBIT D TO THE PLAN SUPPORT AGREEMENT

Agreement to be Bound by PSA

This Joinder Agreement to that certain Plan Support Agreement entered into as of [—], 2013 by and among Roust Trading Ltd., its affiliates, certain holders of the Consenting 2016 Noteholders and the Company, attached hereto as Exhibit 1 (as amended, modified, or amended and restated from time to time in accordance with its terms, the “Plan Support Agreement”), is hereby executed and delivered by [—] (the “Joining Party”) as of [—], 2013. Capitalized terms used herein but not otherwise defined shall have the meaning set forth in the Plan Support Agreement.

Agreement to be Bound. The Joining Party hereby agrees, on a several basis, but not joint, to be bound by the Plan Support Agreement in accordance with its terms. The Joining Party shall hereafter be deemed to be a Plan Support Party for any and all purposes under the Plan Support Agreement. In the event of any inconsistency between this Joinder Agreement and the Plan Support Agreement, the Plan Support Agreement shall control in all respects.

Representations and Warranties. The Joining Party hereby makes the representations and warranties of the Plan Support Parties set forth in Section 17 of the Plan Support Agreement to each other Party to the Plan Support Agreement.

Governing Law. This Joinder Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provisions which would require the application of the law of any other jurisdiction.

Date executed: [                    ], 2013

[NAME OF TRANSFEREE]

By:
Name:
Title: